EXHIBIT 99.2

For Immediate Release:	Contact:
Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Announces Divestiture of its Patient Experience (PX)

Business to Press Ganey Associates

HealthStream’s Board of Directors Declares Special Dividend of approximately $32.5 million,

or $1.00 per share, from Proceeds

NASHVILLE, Tennessee (February 12, 2018) – HealthStream (NASDAQ: HSTM) today announced the divestiture of its Patient Experience (PX) business to Press Ganey Associates for $65.5 million in cash.

“The outstanding solutions and service our PX employees have provided to customers over the years have been noticed by many in the industry,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Their commitment to our vision to improve the quality of healthcare ensured that the voice of the patient was heard. We are grateful for their contributions to HealthStream and the industry.”

“Press Ganey is passionate about advancing patient-centered care supported by a high performing workplace,” said Patrick T. Ryan, Chief Executive Officer, Press Ganey Associates. “We have great respect for the partnerships that HealthStream has developed with its patient experience and engagement clients and look forward to adding these organizations to Press Ganey’s transformative platform. We are committed to ensuring a seamless transition and to partnering in their mission to deliver safe, high-quality, patient-centered care.”

HealthStream first entered the PX business in 2005 when it acquired Data Management & Research Company and has grown the business both organically and inorganically since that time. HealthStream expects after-tax cash proceeds of approximately $50.0 million, $6.55 million of which is subject to an indemnification escrow under the terms of the purchase agreement with Press Ganey. The Company anticipates recording a book gain of the sale of its PX business of between $20.0 million to $23.0 million. HealthStream will provide 2018 financial guidance in its fourth quarter 2017 earnings release. Brentwood Capital Advisors LLC acted as HealthStream’s financial advisor and Bass, Berry & Sims acted as HealthStream’s legal advisor in this transaction.

The proceeds received from this transaction provide an ideal opportunity for HealthStream to return value directly to its shareholders. Accordingly, the Board of Directors has declared a $1.00 per common share special cash dividend payable on April 3, 2018 to shareholders of record on March 6, 2018.

Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said, “Although we are divesting our PX business to Press Ganey Associates, we are entering into a new strategic collaboration with them. In a separate press release today, we are announcing a new seven-year agreement to provide the technology infrastructure as the exclusive gateway to Press Ganey’s content. We look forward to advancing patient-centered care through this strategic collaboration.”

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.65 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream, including with respect to the anticipated after-tax cash proceeds to be received from, and the anticipated book gain with respect to, this transaction. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any forward-looking statements.

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